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                                                                   EXHIBIT 10.29

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") made as of this 8th day of April, 1999, by and between The viaLink Company, an Oklahoma corporation with its principal place of business at 13800 Benson Road, Edmond, Oklahoma, 71034 ("viaLink"), and Robert I. Noe ("Noe"), 2301 Eldger Drive, PIano, Texas 75025.

         WHEREAS, viaLink desires to hire Noe as its Executive Vice President of Business Development, and

         WHEREAS Noe desires to become an employee of viaLink, and

         WHEREAS, the parties hereto wish to set forth the terms and conditions of Noe's employment with viaLink.

         NOW, THEREFORE, in consideration of the above premises and the mutual covenants hereinafter set forth, the parties hereto do agree as follows:

1. Employment. viaLink hereby employs Noe, and Noe hereby accepts such employment, as Executive Vice President of Business Development for viaLink upon the terms and subject to the conditions contained herein.

2. Duties. Noe shall perform all duties which are commensurate with his position and any other duties which may be reasonably assigned to him by viaLink's Chief Executive Officer ("CEO") from time to time during the Term of this Agreement.

3. Covenants. In order to induce viaLink to enter into this Agreement, Noe hereby represents, covenants and agrees as follows:

    3.1. Throughout his employment hereunder, Noe shall devote his full business time, attention, knowledge and skills during normal business hours in furtherance of the business of viaLink and will faithfully, diligently, and to the best of his ability, perform such duties.

    3.2. During the Term of this Agreement, Noe shall not knowingly engage in, and shall not knowingly solicit any employees of viaLink or its subsidiaries or other affiliates to engage in any commercial activities which are in any way in competition with the activities of viaLink, or which in any way materially interfere with the performance of such employee's duties or responsibilities to viaLink.

    3.3. Throughout his employment hereunder, Noe shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as viaLink may from time to time establish


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               and those imposed by law, provided that the same are generally applicable to all employees similarly situated to Noe.

    3.4. Confidential Information. "Confidential Information" means proprietary business information, Trade Secrets and/or other confidential information regarding viaLink or any of its subsidiaries and/or clients which (i) has not otherwise become public knowledge, (ii) was not already learned by Noe from independent and unrestricted sources prior to the Effective Date of this Agreement (as hereinafter defined), and (iii) has not been disclosed by viaLink to others without substantial restriction on further disclosure. "Trade Secrets" means any proprietary information not generally known in the industry in which viaLink is engaged or may become engaged, including, without limitation, information relating to viaLink's business affairs, finances, properties, methods of operation, software developed by viaLink, sources of and arrangements for hardware supplied to clients of viaLink, submission and proposal procedures of viaLink, viaLink's client or contact lists, commercial information supplied to viaLink by viaLink's clients, and other confidential information respecting or otherwise relating to the business or affairs of viaLink. Noe agrees and acknowledges that any such Confidential Information or Trade Secrets disclosed to Noe at any time before, during or after the Term of this Agreement shall be subject to the terms and conditions of this Agreement.

    3.5. Non-Disclosure. Noe acknowledges and agrees that the business and good will of viaLink depend upon its protection of such Confidential Information. Except when directed to do otherwise by viaLink's Chief Executive Officer, and except as may be required by law, court order or subpoena, Noe shall keep confidential and shall not divulge to any other person or entity, during the term of this Agreement or at any time thereafter, any of viaLink's Confidential Information. In any case where Noe is compelled by law, court order or subpoena to disclose any Confidential Information to any third person, Noe shall advise viaLink in advance of such required disclosure and shall permit viaLink to object, contest, intervene or obtain appropriate protection of such information prior to its disclosure to any person.

    3.6. Return of Property. Upon termination of this Agreement, Noe shall turn over to viaLink all documents, papers and other matter in the possession of or under the control of Noe that are or relate to such Confidential Information or to viaLink's Work Product.

    3.7. Work Product. Noe agrees that any and all inventions, improvements, developments, discoveries, copyrightable works, or contributions thereto, including, without limitation, any written works, software products or code, images, designs, and/or instructions, whether or not




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               they are the subject of patent or copyright or other proprietary rights protection under any federal, state, local or foreign law(s), which are created in whole or part by Noe during the term of this Agreement or relating in any way to the business of viaLink (hereinafter "Work Product") shall be the sole and exclusive property of viaLink and shall belong to viaLink free and clear from all right, title and interest of any other person, including, without limiting the generality of the foregoing, Noe. It is specifically agreed and understood that Noe shall not retain any right, title, interest or any right to use any of such Work Product. Noe shall promptly and fully disclose to viaLink all such Work Product. Noe acknowledges that all Work Product shall be a work for hire. Moreover, Noe conveys, transfers and assigns all rights, title and interest in and to any Work Product to viaLink, and further agrees to execute any written assignment or other agreement viaLink deems necessary at any time to effect the foregoing and to obtain or uphold, for viaLink's benefit, all copyright, patent, and/or other rights of viaLink in such Work Product.

    3.8. Misappropriation. Noe shall not knowingly acquire, use, copy, or misappropriate any trade secret or proprietary information belonging to any other company or person and shall not cause, encourage or induce viaLink to acquire, use, copy, or misappropriate any trade secret or proprietary information belonging to any other company or person.

    3.9.       Compliance. Noe agrees:

        3.9.1. Throughout the Term of this Agreement, that he is and shall at all times remain in compliance with any and all applicable federal and/or state laws, rules or regulations regarding Noe's eligibility for employment and/or continued employment with viaLink; and

        3.9.2. That by executing this Agreement he will not be in violation of any agreement, term or condition of any other agreement that he has with any third party; and

        3.9.3. That the execution of this Agreement will not constitute or nor otherwise cause a breach of any other agreement to which Noe is a party

    3.10. Injunction. Noe acknowledges that disclosure of any Confidential Information or Work Product by Noe will give rise to irreparable injury, which is inadequately compensable in damages, to viaLink and/or the owner of such Confidential Information. Accordingly, viaLink or such other party, in addition to any other remedies which are elsewhere granted in this Agreement, may seek and obtain injunctive relief against the breach or threatened breach of (i) the foregoing Sections 3.5, 3.6,

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               3.7 and/or 3.8 (ii) any infringement upon any intellectual property rights of viaLink and/or (iii) any other breach of any term, covenant, condition, warranty or representation of this Agreement relating thereto.

    3.11. Survival. Noe's obligations in this Section 3 shall survive the termination of this Agreement.

4. Compensation. As full compensation for Noe's services hereunder and in exchange for his promises contained herein, during the Term of this Agreement, viaLink shall compensate Noe in the manner set forth below. The amounts set forth below shall be subject to any withholding or other deductions required by law.

    4.1. Noe shall receive an annualized salary of two hundred and fifty thousand dollars ($250,000) which shall be earned and payable biweekly. viaLink may increase Noe's salary during the Term of this Agreement in viaLink's sole discretion. Noe's salary may not be decreased during the Term of this Agreement without the prior consent of Noe.

    4.2. During the Term of this Agreement, commencing with the second quarter of 1999, Noe shall also be eligible to receive quarterly bonuses, which if completely earned for each quarter of a given calendar year, would equal fifty percent (50%) of his annualized salary as of the beginning of such calendar year ("Applicable Annualized Salary"); except that such bonuses for 1999, if fully earned, would equal ninety three thousand seven hundred fifty dollars ($93,750.00). The bonuses shall accrue and be calculated quarterly. The criteria which Noe must meet to earn a bonus for a given quarter shall be established by viaLink's CEO and communicated to Noe prior to the beginning of such quarter; except that the criteria for the second quarter of 1999 shall be established by viaLink's CEO and communicated to Noe within ten days of the commencement of Noe's employment with viaLink pursuant to this Agreement. The amount of each such quarterly bonus, if the criteria to earn such bonus for a given quarter is met, shall be an amount equal to twelve and one-half percent (12.50%) of Noe's Applicable Annualized Salary. If such criteria is not met for a given quarter, no bonus shall be earned for that quarter. Notwithstanding anything to the contrary in this Section 4.2, in order to receive a bonus hereunder, Noe must be an employee of viaLink under this Agreement at the end of the quarter for which such bonus is earned pursuant to this Section
               4.2. Any payment due for a quarterly bonus under this Section 4.2 shall be paid not later than the next regular payroll after the sixtieth (60th) day following the end of each quarter for which any Bonus amount is earned.




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    4.3.       Noe shall be vested with four (4) weeks vacation as of the commencement of this Agreement and shall also receive four (4) weeks vacation during each subsequent calendar year of the Term of this Agreement.

    4.4. Noe shall be eligible for viaLink's group benefits programs which are in place from time to time to the extent that the same are offered to all employees of viaLink ("Programs"); provided, however, that such Programs may be amended by viaLink from time to time in its sole and absolute discretion. Eligibility for each of such Programs shall be subject to and administered according to any applicable documents relating to such Programs. Notwithstanding the foregoing, viaLink shall maintain during the Term of this Agreement either a group or an individual long term disability insurance policy, at viaLink's option, providing coverage, subject to the terms and limitations of such policy, for Noe, with coverage amounts not less than those currently provided to viaLink's employees under viaLink's group long term disability policy in place as of the execution date of this Agreement.

    4.5. Subject to the conditions and restrictions ("Conditions and Restrictions") hereinafter set forth and subject to the terms, covenants and conditions of viaLink's 1995 Stock Option Plan ("Plan"), viaLink shall grant to Noe an option to purchase one hundred fifty thousand (150,000) shares of viaLink common stock at the grant price equal to eighty-five percent (85%) of the closing price of the viaLink common stock on the date of the actual grant of the options to Noe by viaLink. For purposes of this Section, the date of the grant shall be the date upon which the shareholders approve the increase in the number of options available under the Plan. Such Conditions and Restrictions are as follows:

        4.5.1. That Noe is an employee of viaLink on the date of said grant.

        4.5.2. The approval by viaLink's shareholders of an increase in the number of options available under viaLink's 1995 Stock Option Plan. viaLink agrees to use its best efforts to obtain such approval. Noe agrees and understands that in the event that viaLink's shareholders fail at their 1999 annual meeting to increase the number of shares available under the Plan in an amount sufficient to satisfy both the grant of options set forth herein hereof as well as all other grants of options granted to other persons which are subject to similar Conditions and Restrictions, the grant of options hereunder is null and void and of no further force and effect. Provided, however, that in the event viaLink's shareholders fail at their 1999 annual meeting to increase the number of shares available under the Plan, Noe, within forty-five
                       (45) days after such annual meeting, and



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                       notwithstanding anything to the contrary in this
                       Agreement, may give viaLink notice of termination of this Agreement. Such termination shall be effective as of the latter of the following: (i) two (2) weeks from the day such notice of termination is received by viaLink or (ii) the end of such forty-five (45) day period. In the event that Noe elects to exercise such right to terminate under this Section 4.5.2, viaLink, within five (5) business days following the effective date of such termination, shall pay Noe a sum equal to 90/365ths of his then current annualized salary (i.e. annual salary divided by 365, times 90).

        4.5.3. The execution by Noe of a Stock Option Agreement generally used by viaLink for the granting of stock options under said Plan. Such Stock Option Agreement shall include, but not limited to, the following terms and conditions:

                  4.5.3.1. The option rights shall vest in equal amounts over a three year period during the Term of this Agreement; and

                  4.5.3.2. If Noe is terminated or this Agreement is not renewed, whether with or without cause, or if this Agreement otherwise expires, except as may otherwise be provided in the change of control provisions in the Plan under which any options granted, Noe shall not be entitled to exercise any of such options which have not vested as of the date of such termination, non-renewal or earlier expiration of this Agreement.

                  4.5.3.3. The approval by viaLink's shareholders of an increase in the number of options available under viaLink's 1995 Stock Option Plan. viaLink agrees to use its best efforts to obtain such approval.

    4.6. During the Term of this Agreement, Noe shall have the use of company car of his choice while an employee of viaLink on such terms and conditions and subject to such policy(s) as may be reasonably adopted by viaLink from time to time. The car shall be of Noe's choosing but shall not have a final sales price, exclusive of tags, title and tax expenses, in excess of forty thousand dollars ($40,000.00). Alternatively, Noe, in his sole discretion, may, subject to the appropriate withholdings for federal and/or state taxes, elect to receive a seven hundred dollar ($700) per month car allowance in lieu of use of a company car. Also, if Noe elects to receive such allowance, viaLink, subject to the appropriate withholdings for federal and/or state taxes, will reimburse Noe for expenses incurred in the maintenance of his


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               vehicle, but not for gas, and for the cost of such insurance thereon as may be required by viaLink.

5.       Non-competition.

    5.1. If viaLink terminates this Agreement for cause (as defined in Section 6 of this Agreement) or if Noe terminates this Agreement for other than cause, for a period of two (2) years after the termination of this Agreement, Noe shall not, directly or indirectly, alone, or as a partner, officer, director, employee, stockholder, consultant or agent of any other corporation, partnership or other business organization, knowingly solicit the employment of, or hire, any employee of viaLink, or any viaLink subsidiary, or cause any such employee to terminate such employee's relationship with viaLink or any viaLink subsidiary, without the prior written approval of viaLink. If viaLink terminates Noe's employment without Cause, the provisions of this section 5.1 of this Agreement shall be enforceable against Noe only as long as Noe is receiving the compensation set forth in
               Section 4.1 of this Agreement.

    5.2. If viaLink terminates this Agreement for cause (as defined in Section 6 of this Agreement) or if Noe terminates this Agreement for other than cause, for a period of two (2) year after the termination of this Agreement, Noe shall not, directly or indirectly, alone, or as a partner, officer, director, employee, stockholder, consultant or agent of any other corporation, partnership or other business organization, knowingly solicit any of the accounts of viaLink which were customers of viaLink during the Term of this Agreement unless such solicitation is undertaken on behalf of a business venture or entity which does not compete with viaLink in the shared database electronic commerce services industry for supply chain management in consumer package goods. For the purposes of this subparagraph, a business shall be deemed to be in competition with viaLink if the products or services of such business are substantially similar in purpose, function or capability to the products or services then being developed, manufactured, marketed, provided or sold by viaLink. If viaLink terminates Noe's employment without Cause, the provisions of this section 5.2 of this Agreement shall be enforceable against Noe only as long as Noe is receiving the compensation set forth in
               Section 4.1 of this Agreement.

6.       Duration and Termination.

    6.1. Except as hereinafter set forth, the term ("Term") of this Agreement shall commence on or before the 30th day of April, 1999 ("Effective Date") and shall continue for one year from the Effective Date, and shall be automatically renewed on a year to year basis thereafter unless one party hereto notifies the other party hereto in writing at least thirty (30)



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               days prior to the end of the then current Term that it will not renew this Agreement at the end of such then current Term. Provided, however, and notwithstanding anything to the contrary herein, this Agreement may also be terminated by viaLink (i) at any time during its then current Term pursuant to Sections 6.2, 6.3, or 6.4, or (ii) without cause at any time during a then current Term upon thirty (30) days written notice to the other party. In the event that viaLink terminates this Agreement without cause either as of the end of a then current term or at any time during a then current term, Noe shall be entitled to receive an amount equal to his then current annualized salary, payable upon the effective date of such termination. Upon such payment, Noe shall not be entitled to any further compensation. For purposes of this Agreement, unless otherwise specifically indicated, the word "Term" shall include both the original one year period of this Agreement and any renewal period thereof.

    6.2. Notwithstanding anything to the contrary herein, this Agreement shall immediately terminate, and all rights, benefits and obligations hereunder shall cease, in the event of Noe's death, except such rights of Noe which have accrued as of the date of death.

    6.3. Notwithstanding anything to the contrary herein, this Agreement shall immediately terminate and all rights and benefits hereunder shall cease thirty (30) days after Noe is eligible to begin receiving monthly benefits under any then current long-term disability insurance plan maintained by viaLink pursuant to this Agreement, except to the extent that any such rights or benefits have already accrued to Noe as of such date. Notwithstanding the foregoing, the parties agree and understand that viaLink, at its option, may waive this termination provision.

    6.4. In addition to the other rights granted to viaLink under this Agreement, viaLink shall have the right to terminate this Agreement in any of the following events, each of which shall constitute "Cause". Cause is defined as:

        6.4.1. Any breach by Noe's of his obligations under Sections 3.5, 3.6, 3.7 and/or 3.8 of this Agreement;

        6.4.2. Noe's breach of any of his other duties under this Agreement if such breach continues unremedied for thirty
                       (30) days after written notice thereof to Noe specifying the acts constituting the breach and requesting that they be remedied; or

        6.4.3. a conviction, plea of nolo contendere, plea to a lesser charge in lieu of a felony, of a felony, a crime involving fraud or



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                       misrepresentation, or any other crime, the effect of
                       which is likely to materially adversely affect viaLink;
                       or

        6.4.4. violation of any law which results in material liability to viaLink.

        6.4.5. abuse of alcohol or other drugs, or the illegal use of drugs, which materially interferes with the performance by Noe of his duties hereunder.

7. Successors and Assigns. The rights and obligations of viaLink hereunder shall run in favor of and shall be binding upon viaLink, its successors, assigns, nominees or other legal representatives. Noe may not assign his rights and obligations hereunder.

8. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given upon receipt if delivered by hand, sent by telecopier or courier, or three (3) days after such communication is mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, to the other party, in each case addressed as follows:

    8.1. if to viaLink, The viaLink Company, 13800 Benson Road, Edmond, Oklahoma 73034, Attention Chief Executive Officer; and

    8.2.       if to Noe, 2301 Eldger Drive, Plano, Texas 75025

         Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

9. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

10. Entire Understanding. This Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter. No change, alteration or modification hereof may be made except in a writing, signed by both parties hereto. Without limiting the generality of the foregoing, but except as may be otherwise stated in this Agreement, any prior oral or written offer(s) of employment to Noe by viaLink shall be null and void and of no further force and effect.

11. Headings. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.



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12.      Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

13. Choice of Laws. Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Oklahoma, and this Agreement shall be construed in accordance with and governed by the laws of the state of Oklahoma without giving effect to principles of conflicts of law hereunder.

14. Attorney Fees. In the event of any litigation between the parties hereto, the prevailing shall be entitled to all of its costs incurred in such litigation, including reasonable attorneys' fees.

15. Nonwaiver. The waiver of any violation or breach of this Agreement by either party hereto shall not be deemed to be a waiver of any continuing violation or breach or a waiver of any other violation or breach of this Agreement.

16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or its breach, or its validity or interpretation, except claims for injunctive relief and/or claims involving necessary third parties who refuse to participate, shall be settled by binding arbitration in accordance with the then current rules for arbitration of the American Arbitration Association subject to the following:

    16.1. The location for the arbitration shall be at such location as agreed by the parties in Oklahoma County, Oklahoma or if the parties cannot agree at such location in Oklahoma County, Oklahoma as designated by the American Arbitration Association.

    16.2. Such arbitration shall be heard and determined by a panel of three (3) arbitrators in accordance with the then current rules or regulations of the AAA relating to commercial disputes ("Rules").

    16.3. All arbitrators shall be selected pursuant to the then current Rules thereof within thirty (30) days after the filing of a demand for arbitration. Each arbitrator shall be a person with experience in handling disputes relating to the employment contracts of corporate executives.

    16.4.      The hearing on the arbitration shall be heard not later than six
               (6) months after the demand for arbitration has been made by a party.

    16.5. The arbitration award shall be binding on the parties and may be enforced in any court of competent jurisdiction.



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    16.6.      The prevailing party in the arbitration and/or in any court action authorized by this Agreement shall be entitled to recover its reasonable costs and attorney fees incurred by such prevailing party, provided however, the parties will split the cost of the arbitrators' fees regardless of who prevails in the arbitration.

    16.7. The arbitrators will not have the authority to nor shall they award punitive or exemplary damages. Each party hereby waives the right to such damages.

    16.8. In resolving all disputes between the parties, the arbitrators will apply the laws of the State of Oklahoma and/or the applicable federal law, as the case may be.

17. Residence. During the Term of this Agreement, it is agreed and understood that Noe, unless otherwise agreed by the parties, will be allowed to live in Dallas, Texas and work at viaLink's Dallas, Texas office.

18. Survival. In addition to any others Sections of this Agreement which survive pursuant to their terms, Sections 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 5.1, 5.2, 7-17 (inclusive) and this Section 18 shall survive the termination or expiration of this Agreement.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



The viaLink Company                          Robert I. Noe

By: /s/ LEWIS B. KILBOURNE                   /s/ ROBERT I. NOE
    --------------------------------         -----------------------------------
    Lewis B. Kilbourne                       Robert I. Noe

Its: Chief Executive Officer



Date:  4/9/99                           Date:  4/8/99
    --------------------------------         -----------------------------------



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